CONSENT OF INDEPENDENT AUDITORS

To Vanguard Cellular Systems, Inc.:

          We consent to the incorporation by reference in the previously filed registration statements on Form S-4 (No. 33-35054), Form S-3 (No. 33-61295), Form S-8 (No. 33-22866), Form S-8 (No. 33-36986), Form S-8 (33-53559) and Form
S-8 (No. 33-69824) of Vanguard Cellular Systems, Inc. of our report dated July 12, 1996, except for Note 1, as to which the date is August 8, 1996, with respect to the consolidated balance sheets of International Wireless Communications Holdings, Inc. and subsidiary as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the Form 10-K/A of Vanguard Cellular Systems, Inc. dated August 15, 1996.


                                           KPMG Peat Marwick LLP

San Francisco, California
August 15, 1996